UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 23, 2013
(Date of earliest event reported)
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)
(616) 654-3000
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Item 1.01. Entry into a Material Definitive Agreement

On April 23, 2013, Herman Miller, Inc. (the "Company") entered into an agreement to acquire all of the outstanding equity of Maharam Fabric Corporation ("Maharam"), a New York-based, global designer and provider of high quality engineered fabrics and textiles, wall coverings, and window treatments for commercial, healthcare, and residential interiors. The Company will acquire Maharam, which reported revenues of approximately $105 million in calendar 2012, for a cash purchase price of approximately $156 million, subject to a potential reduction based upon Maharam's closing tangible equity. As a result of the transaction, the Company estimates it will receive future tax benefits with a present value of approximately $20 million.

The purchase price will be funded using the Company's existing cash. The Company expects the acquisition will be accretive to its consolidated net earnings and estimates the impact to be between $0.09 and $0.11 per share, on a diluted basis, for fiscal 2014. This estimate includes approximately $0.03 per share, net of tax, in fiscal 2014 for compensation arrangements relating to retention and transition of existing Maharam management and employees. The duration of these compensation arrangements will vary between 2 and 3 years from the date of acquisition. The Company anticipates that the closing of the transaction will occur on or about April 29, 2013.

The Company issued a press release on April 24, 2013, announcing the execution of the acquisition agreement. A copy of this press release is attached as Exhibit 99.1.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 24, 2013	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Hezron T. Lopez Hezron T. Lopez
Senior Vice President, Legal Services and Secretary